                                                                      EXHIBIT 12





             COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                      PREFERRED STOCK DIVIDEND REQUIREMENTS



                                                                                      Year Ended December 31,
                                            Nine Months Ended     -------------------------------------------------------------
                                            September 30, 2001      2000         1999         1998          1997         1996
                                            ------------------    ---------    ---------    ---------    ---------    ---------
                                                                                    (in thousands)
Earnings:
    Loss before income taxes                     $(987,885)       $(311,795)   $(331,497)   $(151,366)   $ (58,141)   $ (11,754)

    Add:

       Interest expense - net                      328,675          221,116       96,421        5,263       (4,951)      16,806
       Rental expense representative
           of interest factor                       83,072          132,920       78,429       33,240       20,647       13,510
       Minority interest loss of
           consolidated subsidiaries               (19,978)         (24,492)      (9,044)      (2,050)          --           --
       Equity losses                                29,885           20,297       36,440        7,908        2,383        1,601
                                                 ---------        ---------    ---------    ---------    ---------    ---------

Total earnings (loss) as adjusted
    plus fixed charges                           $(566,231)       $  38,046    $(129,251)   $(107,005)   $ (40,062)   $  20,163
                                                 =========        =========    =========    =========    =========    =========

Fixed charges:
    Interest expense - net                       $ 328,675        $ 221,116    $  96,421    $   5,263    $  (4,951)   $  16,806

    Capitalized interest                            67,356          166,700       39,518       11,182        7,781           --
    Rental expense representative
       of interest factor                           83,072          132,920       78,429       33,240       20,647       13,510
                                                 ---------        ---------    ---------    ---------    ---------    ---------

       Total fixed charges                         479,103          520,736      214,368       49,685       23,477       30,316

    Preferred stock dividends and amortization
       of preferred stock issuance costs            13,168            4,956           --           --           --           --
                                                 ---------        ---------    ---------    ---------    ---------    ---------

    Combined fixed charges and preferred
       stock dividend requirements               $ 492,271        $ 525,692    $ 214,368    $  49,685    $  23,477    $  30,316
                                                 =========        =========    =========    =========    =========    =========

Ratio of earnings to fixed charges                     (a)              (a)          (a)          (a)          (a)          (a)
                                                 =========        =========    =========    =========    =========    =========

 Ratio of earnings to combined
    fixed charges and preferred
    stock dividend requirements                        (b)              (b)          (b)          (b)          (b)          (b)
                                                 =========        =========    =========    =========    =========    =========


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(a)  Earnings were inadequate to cover fixed charges by $1,045,334,000,
     $482,690,000, $343,619,000, $156,690,000, $63,539,000, and $10,153,000 for
     the nine months ended September 30, 2001(unaudited), and the years ended December 31, 2000, 1999, 1998, 1997, and 1996, respectively.


(b) Earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements by $1,058,502,000, $487,646,000, $343,619,000,
     $156,690,000, $63,539,000, and $10,153,000 for the nine months ended
     September 30, 2001 (unaudited), and the years ended December 31, 2000, 1999, 1998, 1997, and 1996, respectively.